Exhibit 24(b)4(e)

Point-to-Point Indexed Accounts

Endorsement

Minnesota Life Insurance Company

[Annuity Services ● A1-9999] ● [400 Robert Street North ● St. Paul, Minnesota 55101-2098]

[1-800-362-3141] ● [Fax 651-665-7942] ● [securian.com]

This endorsement is attached to and made part of this contract as of the Contract Date. Terms not defined in this endorsement have the meaning given to them in the contract to which this endorsement is attached. To the extent any of the provisions contained in this endorsement are contrary to or inconsistent with those of the contract, the provisions of this endorsement will control.

We will offer one or more Indexed Accounts under this endorsement. The Indexed Accounts available on the Contract Date are shown on the Contract Schedule. If an Indexed Account is discontinued while purchase payments are allocated to that Indexed Account, we will substitute an alternative Indexed Account, as approved by the Interstate Insurance Product Regulation Commission, and notify you and any assignee of the substitution in writing. We will always offer at least one Indexed Account under this endorsement.

Definitions

Adjusted Index Change

The interest percentage applied to an Indexed Account to calculate an Index Credit. The Adjusted Index Change is the result of applying any applicable Cap and/or Participation Rate to the Index Change as described in the “Calculation of the Index Credit” section.

Cap

A percentage that represents the maximum Index Credit that may be applied.

Guaranteed Minimum Surrender Value (“GMSV”)

The minimum amount available to you from your values in the Indexed Accounts upon surrender, death, or annuitization of the contract. The total GMSV is equal to the sum of the GMSVs for each account option. For each account option, the GMSV is equal to the GMSV Purchase Payment Percentage multiplied by Purchase Payments and transfers allocated to that option, accumulated at the applicable GMSV Rate, and adjusted for any amounts withdrawn or transferred. Interest is credited to the GMSV daily.

Interim Account

A Guaranteed Interest Account available only for Purchase Payments made on any date after the Contract Date that is not a Contract Anniversary. The Interim Account is not available for allocation of your initial Purchase Payment. You may not elect to transfer into or out of the Interim Account. The entire Interim Account value will be transferred into the Indexed Account(s) on each Contract Anniversary, according to your allocation.

Index

The underlying index that is linked to an Indexed Account and used to calculate the Index Credit. The Index associated with each Indexed Account is shown on the Contract Schedule.

Index Credit

The amount of interest credited to values in an Indexed Account on a Contract Anniversary.

Index Change

The percentage change in an Index over the course of a particular Contract Year.

ICC19-70507	Minnesota Life 1

Participation Rate

A percentage that represents the portion of the Index Change that may be considered in the calculation of the Adjusted Index Change.

General Provisions

This endorsement defines the terms and interest calculation method for the Indexed Accounts shown under this endorsement on the Contract Schedule. Interest is credited to each of these Indexed Accounts at the conclusion of each Contract Year in the form of an Index Credit. Each Index Credit is guaranteed to be at least zero. The calculation of the Index Credit is described below. No Index Credit will be applied at any time other than the conclusion of a Contract Year.

Basis of Values

Annuity Payments, Surrender Value, and death benefits for this contract are at least equal to the minimum values required by the NAIC Standard Nonforfeiture Law for Individual Deferred Annuities, Model #805.

Discontinuation of or Substantial Change to an Index

If any Index is discontinued or if the calculation of the Index is changed substantially, we may substitute a comparable Index subject to approval by the Interstate Insurance Product Regulation Commission. Before a substitute Index is used, the company shall notify the Owner and any assignee of the substitution.

Purchase Payments

Allocation of Purchase Payments

The initial Purchase Payment is allocated to the Indexed Account(s) as you direct. Subsequent Purchase Payments made on a Contract Anniversary will be allocated to the Indexed Account(s) as you direct. Subsequent Purchase Payments made on a date that is not a Contract Anniversary will be allocated to the Interim Account, and will be automatically transferred on the next Contract Anniversary as described in the “Transfers” section.

Contract Values

Determination of Contract Values

Interest on values in each Indexed Account will be credited at the end of each Contract Year in the form of an Index Credit. Your value in each Indexed Account is the sum of all Purchase Payments and transfers allocated to the account, plus Index Credits, less any transfers, withdrawals, charges/fees, any previously applied deferred sales charge, and amounts applied to provide Annuity Payments.

Calculation of the Index Credit

The following terms apply to each individual Indexed Account under this endorsement.

The Cap and/or Participation Rate for the initial Purchase Payment are shown on the Contract Schedule and are guaranteed for one Contract Year. For each subsequent Contract Year, these rates will be declared in advance of the Contract Year, subject to the minimum(s) shown on the Contract Schedule, and each will be guaranteed for the duration of the Contract Year. If a given Indexed Account does not have a Participation Rate specified on the Contract Schedule, the Participation Rate for that Indexed Account is assumed to be 100%, guaranteed for the life of the contract.

At the end of each Contract Year, the Index Change will be calculated as (a) divided by (b) minus 1, where:

a)	is the value of the Index at the end of the Contract Year, and

b)	is the value of the Index at the beginning of the Contract Year.

The value of the Index on any date that is not a Valuation Date will be the value of the Index on the most recent Valuation Date.

ICC19-70507	Minnesota Life 2

The Adjusted Index Change will then be calculated as the lesser of the two items below:

1.	The Cap for the Contract Year, if applicable; or

2.	The result of a) multiplied by b), where:

a)	is the Index Change; and

b)	is the Participation Rate for the Contract Year.

The Adjusted Index Change will be multiplied by the Contract Values in the Indexed Account on the last day of the Contract Year, and the result will be the Index Credit. If the Index Credit is greater than zero, the Index Credit will be added to the values in the Indexed Account; if the Index Credit is zero or less, the values in the Indexed Account will not change. The Contract Values in an Indexed Account can never decrease solely as a result of the calculations set forth in this endorsement.

Transfers

Transfers Between Indexed Accounts and Variable Accounts

You may transfer into an Indexed Account on any Contract Anniversary. Transfers from a Sub-Account of the Variable Account to an Indexed Account will be made effective as of the Contract Anniversary on or next following the date your Written Request is received at our home office.

Transfers from an Indexed Account to a Sub-Account of the Variable Account will be made effective on the date we receive your Written Request, if such date is no later than 21 days following a Contract Anniversary. If the request is received more than 21 days following a Contract Anniversary, the transfer will be made effective on the next Contract Anniversary. Any interest or Index Credits that may apply on that Contract Anniversary will be based on the respective account values immediately prior to the transfer.

Transfers Among Indexed Accounts

Your Written Request for any transfer from an Indexed Account to another Indexed Account must be received by us no later than 21 days following a Contract Anniversary. The transfer will be made effective as of the most recent Contract Anniversary. Any interest or Index Credits that may apply on that Contract Anniversary will be based on the respective account values immediately prior to the transfer, and the transferred values will be eligible for interest and/or Index Credits during the new Contract Year, according to the account option(s) to which they are transferred.

Interim Account Transfers

On each Contract Anniversary, any values in the Interim Account will be automatically transferred out of the Interim Account. Unless otherwise instructed by you, the transfer will be allocated to the Indexed Accounts according to your most recent allocation election. No other transfers may be made to or from the Interim Account.

Limitations

We reserve the right to limit transfers out of an Indexed Account to the greater of: (a) 20% of the sum of values in all Indexed Accounts at the time of the transfer; or (b) $2,000.

Withdrawal and Surrender

Withdrawal Provisions

Amounts withdrawn will not participate in any Index Credit for the Contract Year in which the withdrawal(s) occurred. If a withdrawal occurs on a Contract Anniversary, that withdrawal will be considered to have occurred in the next Contract Year. In the event of a withdrawal, the Contract Value will be reduced by the amount requested and adjusted for any applicable deferred sales charge. The Guaranteed Minimum Surrender Value will be reduced by the amount requested.

ICC19-70507	Minnesota Life 3

Contract Surrender

If you surrender this contract on a Contract Anniversary, any Index Credits applicable to that Contract Anniversary will be credited prior to surrender. If you surrender on a date other than the Contract Anniversary, there will be no Index Credit applied for the Contract Year of surrender. The Surrender Value of the Indexed Accounts will not be less than the Guaranteed Minimum Surrender Value. The Surrender Value will be paid in a single sum.

This endorsement modifies the calculation of the Surrender Value described in the contract. The Surrender Value will be equal to the sum of the Surrender Values of the Variable Accounts, Guaranteed Interest Accounts, and Indexed Accounts. The Surrender Value of the Indexed Accounts will be determined separately for each Indexed Account and will equal the greater of:

a)	The Guaranteed Minimum Surrender Value; or

b)	The Contract Value adjusted for any applicable deferred sales charge.

Annuity Income Benefits

This endorsement modifies the calculation of the amount available for Annuity Payments described in the contract. The amount available for Annuity Payments will be equal to the sum of the Contract Values in the Variable Account and Guaranteed Interest Accounts, plus the greater of the following for each Indexed Account:

a)	The Contract Value; or

b)	The Guaranteed Minimum Surrender Value

Death Benefits

This endorsement modifies the calculation of the death benefit described in the contract. The death benefit prior to the annuity commencement date will be equal to the sum of the death benefits provided by the Variable Account, Guaranteed Interest Accounts, and Indexed Accounts. The death benefit of the Indexed Accounts will be determined separately for each Indexed Account and will equal the greater of:

a)	The Guaranteed Minimum Surrender Value; or

b)	The Contract Value

Any amounts due in excess of the Contract Value will be paid as a death benefit adjustment.

GARY R. CHRISTENSEN	CHRISTOPHER M. HILGER
Secretary	President

ICC19-70507	Minnesota Life 4